Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of December 21, 2009 (the “Effective Date”), by and between Ruckus Wireless, Inc., a Delaware corporation (the “Company”), and Seamus Hennessy (“Employee”). As of the Effective Date, this Agreement amends, restates and supersedes in its entirety the employment agreement entered into between Employee and the Company dated May 18, 2009 (the “Prior Agreement”).

WHEREAS, Employee has special skills and abilities in the management of finance and administration for technology-related enterprises;

WHEREAS, the Company desires to continue to employ Employee as its Chief Financial Officer, and Employee is willing to continue such employment on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Employee wish to further clarify the terms of the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:

1.	EFFECTIVENESS OF AGREEMENT AND EMPLOYMENT OF EMPLOYEE.

1.1 Effectiveness of Agreement. This Agreement shall become effective as of the Effective Date and shall continue in effect until Employee’s employment is terminated as provided herein.

1.2 Employment by the Company.

(a) The Company hereby continues to employ Employee as its Chief Financial Officer, and Employee hereby accepts such employment with the Company. Employee shall report to the Chief Executive Officer of the Company (“CEO”), and shall perform such duties and services for the Company commensurate with such position, and such additional duties as may be designated from time to time by the CEO.

(b) Employee shall perform his duties hereunder at the Company’s headquarters in Sunnyvale, California; provided, however, that Employee shall be required to occasionally travel on business in connection with the performance of his duties hereunder. Employee shall use his best and most diligent efforts to promote the interests of the Company and shall devote all of his business time and attention to his employment under this Agreement. Employee’s position, title, reporting relationship, office location, duties and responsibilities may be modified from time to time in the sole discretion of the Company.

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2.	COMPENSATION AND BENEFITS.

2.1 Salary. The Company shall pay Employee for his employment services an initial base salary of $16,666.67 per month, which is equal to $200,000.00 on an annual basis (the “Company Base Salary”). Such Company Base Salary may be adjusted from time to time in the sole discretion of the Company. The Company Base Salary shall be payable in equal installments, no less frequently than semi-monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

2.2 Benefits. Employee shall be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and retirement plans or programs of the Company now existing or hereafter established offered generally to the Company’s senior employees, to the extent that he is eligible under the terms, conditions and limitations of the operative benefit plans or programs.

2.3 Expenses. Pursuant to the Company’s customary policies and practices in force at the time of payment, Employee shall be reimbursed against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company in the performance of his duties hereunder. Employee must submit any request for reimbursement together with appropriate receipts and documentation no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any expense reimbursements subject to Section 409A shall be made no later than the end of the calendar year following the calendar year in which Employee incurs such business expense.

2.4 Vacation. Employee shall be entitled to vacation time consistent with the Company’s vacation policies and practices. The date or dates of such vacations shall be selected by Employee having reasonable regard to the business needs of the Company, and must be approved in advance by the CEO.

3.	NATURE OF EMPLOYMENT.

3.1 At-Will Employment. Employee’s employment with the Company shall at all times be “at will,” which means that either Employee or the Company may terminate Employee’s employment at any time upon notice to the other, with or without Cause (as defined below) and with or without advance notice. Any contrary representations that may have been made or may be made to the Employee at any time shall be superseded and governed by this Section 3.1. This Agreement shall constitute the full and complete agreement between Employee and the Company of the “at will” nature of Employee’s employment, which may only be changed in an express written agreement signed by Employee and a duly authorized officer of the Company.

4.	STOCK OPTION.

4.1 Option Grant. This Agreement does not alter or affect the stock option previously granted to Employee to purchase 420,000 shares of the Company’s common stock on May 8, 2009 (the

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“Stock Option”), subject to the terms of the Ruckus Wireless, Inc. 2002 Stock Plan (the “Plan”), Notice of Stock Option Grant and the Company’s standard form of stock option agreement (collectively, the “Stock Grant Documents,” copies of which are attached hereto as Exhibit A), which documents must be executed as a condition of the exercise of the Stock Option. Employee will be eligible to receive future grants of options to purchase shares of the Company’s common stock at the sole discretion of the Board.

5.	TERMINATION.

5.1 Termination by the Company for Cause.

(a) Employee’s employment may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Employee other than (i) the payment of Employee’s earned and unpaid Company Base Salary, and accrued and unused vacation, and (ii) Employee shall not be entitled to any additional rights or vesting or lapse of forfeiture restrictions with respect to the Stock Option following the effective date of such termination.

(b) For all purposes under this Agreement, “Cause” shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of Employee’s duties that has not been cured within 30 days after written notice from the Board of such breach (provided that, written notice only must be provided if the breach is reasonably susceptible to being cured); (iv) intentional and material damage to the Company’s property; or (v) material breach of the Company’s Confidentiality Agreement (as defined below).

5.2 Death and Disability.

(a) If Employee’s employment with the Company is terminated due to the death of Employee or Employee becoming Disabled (as defined below), and if Employee’s termination from the Company constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” hereunder) (either such death or disability termination, a “Disability Termination”), then the Company shall provide the following termination benefits to Employee or Employee’s estate as his sole termination or severance benefits, provided that Employee’s or his estate’s entitlement to the following termination benefits shall be conditioned upon Employee’s (or his estate’s) execution and delivery to the Company of (i) an effective general release of all known and unknown claims in a form acceptable to the Company within 60 days following his termination date (such deadline, the “Release Deadline”), and (ii) a prompt resignation from all of Employee’s positions with the Company; provided, further, if such release does not become effective by the Release Deadline, Employee (or his estate) will forfeit any rights to the severance payments under this Section 5.2(a):

(i) Continuation of Employee’s then-current base salary for the first 90 days following the termination date (such 90 day period, the “Applicable Period”); provided, however, that no such payments will be made until the 60th day following the termination date, and on such date, Employee will be paid, in a lump sum, the cash severance he would have been paid had the payments commenced on his termination date, with the balance of the continued salary paid thereafter on the Company’s regular payroll pay dates during the Applicable Period; and

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(ii) provided that Employee timely elects continued group health insurance coverage through federal COBRA law or applicable state law, Employee shall be reimbursed by the Company for the costs of his COBRA premiums during the Applicable Period to the extent his COBRA premiums exceed the costs previously paid by Employee while employed by the Company for his group health insurance coverage, provided, however, that Employee’s reimbursement for his COBRA premiums shall cease at such time as Employee is eligible for group health insurance coverage with a subsequent employer; and

(iii) the Stock Option shall be subject to accelerated vesting, effective as of the termination date, in an amount equal to the number of shares that would otherwise have vested over the three-month period following the date of termination if Employee had remained employed during such three-month period.

(b) For purposes of this Agreement, Employee shall be “Disabled” if (i) Employee becomes incapacitated by bodily injury or disease (including as a result of mental illness) so as to be unable to regularly perform the essential functions of his position with or without reasonable accommodation for a period in excess of 90 days in any consecutive 12 month period, (ii) a qualified independent physician mutually acceptable to the Company and Employee determines that Employee is mentally or physically disabled so as to be unable to regularly perform the essential functions of his position with or without reasonable accommodation and such condition is expected to be if indefinite or permanent duration, or (iii) he is deemed “disabled” for purposes of any long term disability insurance policy maintained by the Company for Employee.

5.3 Termination by the Company Without Cause. Employee’s employment may be terminated at any time by the Company without Cause (and other than as a result of his death or Disability). If the Company terminates Employee’s employment without Cause and such termination constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) (a “Termination Without Cause”), then the Company shall provide the following severance benefits to Employee as his sole severance benefits, provided that Employee’s entitlement to such severance benefits shall be conditioned upon Employee’s execution and delivery to the Company of (i) an effective general release of all known and unknown claims in a form acceptable to the Company by the Release Deadline, and (ii) a prompt resignation from all of Employee’s positions with the Company; provided, further, if such release does not become effective by the Release Deadline, Employee will forfeit any rights to the severance payments under this Section 5.3:

(a) Continuation of Employee’s then-current base salary for the Applicable Period (such amounts, the “Severance Payments”); provided, however, that no such payments will be made until the 60th day following the termination date, and on such date, Employee will be paid, in a lump sum, the cash severance he would have been paid had the payments commenced on his termination date, with the balance of the continued salary paid thereafter on the Company’s regular payroll pay dates during the Applicable Period; and

(b) provided that Employee timely elects continued group health insurance coverage through federal COBRA law or applicable state law, Employee shall be reimbursed by the Company for the costs of his COBRA premiums during the Severance Period to the extent his COBRA premiums exceed the costs previously paid by Employee while employed by the Company for his group health

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insurance coverage, provided, however, that Employee’s reimbursement for his COBRA premiums shall cease at such time as Employee is eligible for group health insurance coverage with a subsequent employer (the “COBRA Payments”); and

(c) If the termination occurs at any time within twelve (12) months after the consummation date of an Acquisition or an Asset Transfer (both as defined in Section 5.5), then, effective as of the termination date, the vesting and exercisability of the Stock Option shall be accelerated in full (the “Complete Option Acceleration”).

5.4 Termination by Employee for Good Reason.

(a) Employee may terminate his employment with the Company for Good Reason (as defined below). If Employee terminates his employment with the Company for Good Reason at any time and such termination constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) (a “Good Reason Termination”), and if Employee (i) executes and delivers to the Company an effective general release of all known and unknown claims in a form acceptable to the Company by the Release Deadline, and (ii) Employee promptly resigns from all of his positions with the Company, Employee then shall be entitled to the Severance Payments and the COBRA Payments, with payments made on the schedules set forth in Section 5.3; provided if such release does not become effective by the Release Deadline, Employee will forfeit any rights to the severance payments under this Section 5.4(a). In addition, if Employee terminates his employment with the Company for Good Reason at any time within twelve (12) months after the consummation date of an Acquisition or an Asset Transfer and he is otherwise entitled to receive the Severance Payments and the COBRA Payments under this Section 5.4, he will also be entitled to receive the Complete Option Acceleration.

(b) For purposes of this Agreement, the term “Good Reason” shall mean Employee’s termination of his employment due to an within sixty (60) days after the initial occurrence of any of the following conditions or events occur without his consent, if such conditions or events remain in effect more than thirty (30) days after Employee provides written notice to the Company (the “Notice”) of his intention to terminate his employment for Good Reason which Notice includes specific details of the conditions or events constituting Good Reason; provided, however, that Employee may not terminate for Good Reason if the Company has remedied the condition specified in the Notice within thirty (30) days following receipt of the Notice:

(i) any material breach by the Company of its obligations to Employee under this Agreement that is not corrected within thirty (30) days following written notice thereof to the Company by Employee, such notice to state with specificity the nature of the failure; provided that if such failure cannot reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by the Company within such period and may be corrected within a reasonable period thereafter; or

(ii) if there has been an Acquisition or Asset Transfer, a material reduction in Employee’s position, duties and responsibilities with the Company (or a successor company) following such Acquisition or Asset Transfer, provided however that, changes to Employee’s position, duties and responsibilities arising as a direct result of the Acquisition or Asset Transfer (including but not limited to changes resulting from the transition of the Company from a separate company to a division within another entity) will not be considered Good Reason.

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5.5 Definitions of Acquisition and Asset Transfer.

(a) For purposes of this Agreement, an “Acquisition” shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided however that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(b) For purposes of this Agreement, an “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

5.6 Application of Section 409A. It is intended that each installment of the severance payments and benefits provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, it is intended that the severance satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments provided herein upon a separation from service constitute “deferred compensation” under Section 409A and if Employee is a “specified employee” of the Company or any successor entity thereto as of the separation from service, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance (or any portion thereof) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of separation of service or (ii) the date of Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Employee a lump sum amount equal to the sum of the severance payments that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the severance in accordance with the payment schedules set forth above.

6.	CONFIDENTIALITY AGREEMENT.

6.1 As a condition of Employee’s continued employment, Employee agrees to continue to abide by the Company’s Employee Proprietary Information and Inventions Agreement that he signed, a copy of which is attached as Exhibit B (the “Confidentiality Agreement”).

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7.	COMPANY POLICIES.

7.1 Employee’s employment relationship will be governed by the general employment policies and practices of the Company, and Employee agrees to abide by all such policies, practices and procedures, written and unwritten, as they may from time to time be adopted or modified by the Company at its sole discretion.

8.	OUTSIDE ACTIVITIES.

8.1 Except for any commitments consented to in writing by the CEO, Employee will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Employee is a passive investor. Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Employee’s duties hereunder.

8.2 During Employee’s employment, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Employee to be adverse or antagonistic to the Company’s interests, business or prospects, financial or otherwise, except as permitted by Section 8.3.

8.3 During the term of Employee’s employment by the Company, except on behalf of the Company, Employee will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, employee, or in any capacity whatsoever, engage, in, become financially interested in, be employed by or have any business connection with any person, corporation, firm, partnership or other entity whatsoever which competes directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that Employee may own, as a passive investor, securities of any competing public corporation, so long as Employee’s direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation and any ownership interest in a competitor is disclosed in writing to the CEO.

9.	FORMER EMPLOYMENT.

9.1 Employee represents and warrants that Employee’s employment by the Company has not conflicted and will not conflict with and will not be constrained by any prior employment or consulting agreement, noncompetition agreement, proprietary information agreement or other contractual relationship with any third party. Employee further represents and warrants that during Employee’s employment, he has not been in unauthorized possession or control of confidential materials or information arising out of prior employment, consulting, or other third party relationships, and that Employee has not, and will not, make unauthorized use or disclosure of any such materials or information in the course of Employee’s employment with the Company. Employee further warrants that during his period of employment, and by entering into this Agreement with the Company, Employee has not and is not violating any of the terms, agreements or covenants of any agreement with any third party, including but not limited to any previous employer.

9.2 If Employee should find that confidential or proprietary information belonging to any third party might be usable in connection with the Company’s business, Employee will not disclose it to the Company or use it on behalf of the Company except as expressly authorized by such third party.

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During Employee’s employment by the Company, Employee has used, and in the future will use, in the performance of Employee’s duties only information which is generally known and used by persons with training and experience comparable to Employee’s own, which is common knowledge in the industry, which Employee is legally authorized to use, which is otherwise legally in the public domain, or which is obtained or developed by the Company or by Employee in the course of Employee’s work for the Company.

10.	NOTICES.

Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

(a) If to the Company:

 Ruckus Wireless, Inc.

 880 W. Maude Ave

 Suite 101

 Sunnyvale, CA 94085

 Attention: Chief Executive Officer

(b) If to Employee at the address set forth on the signature page of this Agreement.

Any notice shall be deemed given when actually delivered to such address, or 3 days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

11.	MISCELLANEOUS.

11.1 Representations and Covenants of Employee. In order to induce the Company to enter into this Agreement, Employee makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:

(a) No agreements or obligations exist to which Employee is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude his from fulfilling all of the terms and conditions of this Agreement.

(b) Employee, during his past employment, and during his future employment, shall use his best efforts to disclose to the Board in writing or by other effective method any information known by his and not known to the Board that she reasonably believes would have any material impact on the Company.

11.2 Entire Agreement. This Agreement, with the Stock Grant Documents and the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement and understanding of the parties with regard to the subject matter hereof. It is entered into without reliance on any promise, warranty or representation other than those expressly contained herein, and it supersedes and replaces any and all prior or contemporaneous agreements, promises or

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representations between the Company and Employee, whether oral, written or implied. Any amendment or modification of the terms of this Agreement (other than such modifications expressly reserved to the Company’s discretion in this Agreement), require a written amendment to the Agreement approved by the Board and signed by Employee and a duly authorized officer of the Company. Any ambiguity in this Agreement shall not be construed against either party as the drafter.

11.3 Waiver. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

11.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by Employee, except that the benefits specified in Section 5.2 shall pass upon Employee’s death to Employee’s executor or administrator to the extent applicable.

11.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of California applicable to contracts executed and to be wholly performed within such State.

11.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

11.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

11.9 Counterparts. This agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

11.10 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

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11.11 Right to Work. As required by law, this Agreement is subject to satisfactory proof of Employee’s right to work in the United States.

11.12 Alternate Dispute Resolution. To ensure rapid and economical resolution of any disputes which may arise concerning the relationship between Employee and the Company, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement and its enforcement, application, interpretation, performance, or execution, Employee’s employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall bear all JAMS’ arbitration fees and administrative costs. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RUCKUS WIRELESS, INC.

By:	/s/ Selina Lo

Name:	Selina Lo
Title:	Chief Executive Officer

EMPLOYEE

/s/ Seamus Hennessy
Name:	Seamus Hennessy

Exhibit A - Form of Stock Grant Documents

Exhibit B - Confidentiality Agreement

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EXHIBIT A

FORM OF STOCK GRANT DOCUMENTS

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EXHIBIT B

CONFIDENTIALITY AGREEMENT

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Ruckus Wireless, Inc.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by RUCKUS WIRELESS, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to

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whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the

Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

3.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: May 18, 2009.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:	March 31, 2009

/s/ Seamus Hennessy
(Signature)

Seamus Hennessy
(Printed Name)

ACCEPTED AND AGREED TO:

RUCKUS WIRELESS, INC.

By:	/s/ Rose Siller

Title:	HR

880 W. Maude Ave.
(Address)

Sunnyvale, CA 94085

Dated:	May 15, 2009

4.

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	Seamus Hennessy

(PRINTED NAME OF EMPLOYEE)

Date:	March 31, 2009

WITNESSED BY:

Rose Siller
(PRINTED NAME OF REPRESENTATIVE)

A-1.

EXHIBIT B

TO:	Ruckus Wireless, Inc.

FROM:	Seamus Hennessy

DATE:	March 31, 2009

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Ruckus Wireless, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.	____	____	______

2.	____	____	______

3.	____	____	______

☐	Additional sheets attached.

1.